Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]
    September 14, 2022
AGNC Investment Corp.
2 Bethesda Metro Center, 12th Floor
Bethesda, Maryland 20814

Re:    AGNC Investment Corp. – Public Offering of 6,900,000
    Depositary Shares, Each Representing a 1/1,000th Interest in a Share of
    7.75% Series G Fixed-Rate Reset Cumulative Redeemable Preferred Stock

Ladies and Gentlemen:

We have acted as special United States counsel to AGNC Investment Corp. (formerly American Capital Agency Corp.), a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of up to 6,900,000 depositary shares (the “Depositary Shares”), representing an aggregate of 6,900 shares (the “Preferred Shares”) of the Company’s 7.75% Series G Fixed-Rate Reset Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Preferred Stock”) (including up to 900,000 Depositary Shares representing an aggregate of 900 shares of Preferred Stock pursuant to the Underwriters’ (as defined below) option to purchase additional Depositary Shares). The Preferred Shares are to be deposited by the Company with Computershare Inc. (“Computershare”) and Computershare Trust Company, N.A. (“Computershare Trust”), acting jointly as depositary (in such capacity, collectively, the “Depositary”), pursuant to the Deposit Agreement, dated September 14, 2022 (the “Deposit Agreement”), among the Company, Computershare Trust and Computershare, acting jointly as Depositary, registrar and transfer agent, and the holders from time to time of depositary receipts issued under the Deposit Agreement to evidence the Depositary Shares.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)the registration statement on Form S-3ASR (File No. 333-257014) of the Company relating to the Depositary Shares, Preferred Stock and other securities of the Company filed on June 11, 2021, with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and

AGNC Investment Corp.
September 14, 2022

Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);
(ii)the prospectus, dated June 11, 2021 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(iii)the preliminary prospectus supplement, dated September 7, 2022 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(iv)the prospectus supplement, dated September 7, 2022 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Depositary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(v)an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated September 7, 2022, among the Company and Morgan Stanley & Co. LLC, BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, UBS Securities LLC and Keefe, Bruyette & Woods, Inc., as representatives of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Depositary Shares;
(vi)an executed copy of the Deposit Agreement;
(vii)an executed certificate evidencing the Preferred Shares registered in the name of Computershare Trust (the “Preferred Stock Certificate”);
(viii)an executed copy of the Certificate of Designations (the “Certificate of Designations”), as filed with the Secretary of State of the State of Delaware on September 13, 2022, designating the Preferred Stock and certified by such Secretary of State;
(ix)an executed copy of a certificate of Kenneth L. Pollack, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(x)a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of September 7, 2022 and in effect on October 20, 2009, April 30, 2017, April 19, 2018, September 26, 2019, February 3, 2020, September 7, 2022 and as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);
(xi)a copy of the Company’s Fourth Amended and Restated By-laws, as amended and in effect on October 20, 2009, April 30, 2017, April 19, 2018, September 26, 2019, February 3, 2020, September 7, 2022 and as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “By-laws”); and
(xii)copies of certain resolutions of the Board of Directors of the Company (the “Board”), adopted on October 20, 2009, April 30, 2017, April 19, 2018, September 26, 2019, February 3, 2020 and April 22, 2021 and certain resolutions of the Pricing Committee of the Board, adopted on September 6, 2022 and a subcommittee thereof, adopted on September 7, 2022, certified pursuant to the Secretary’s Certificate.

AGNC Investment Corp.
September 14, 2022

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties set forth in the Underwriting Agreement. We have also assumed that the issuance of the Depositary Shares and the Preferred Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation and the By-laws and those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the laws of the State of New York.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Preferred Stock Certificate is duly executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.
2.The maximum number of 29,361,708 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of the Preferred Shares pursuant to the Certificate of Designations have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued in accordance with the Certificate of Designations, will be validly issued, fully paid and nonassessable.
3.The Depositary Shares, when issued under the Deposit Agreement against deposit of the Preferred Shares by the Company in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting Agreement, will be duly and validly issued and entitle the registered holder thereof to the rights specified in such Preferred Shares and in the Deposit Agreement.
The opinions stated herein are subject to the following qualifications:
(a)we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are

AGNC Investment Corp.
September 14, 2022

limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
(b)except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to the Underwriting Agreement or the Deposit Agreement with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Underwriting Agreement or the Deposit Agreement;
(c)we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement or the Deposit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;
(d)we have assumed that the certificates evidencing the Preferred Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar; and
(e)we have assumed that the receipts evidencing the Depositary Shares will be manually signed by one of the authorized officers of the Depositary, transfer agent and registrar for the Depositary Shares and registered by such depositary, transfer agent and registrar.
In addition, in rendering the foregoing opinions we have assumed that at all applicable times:
(a)neither the execution and delivery by the Company of the Underwriting Agreement or the Deposit Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Depositary Shares contemplated thereby: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in clause (iii) with respect to the DGCL); and
(b)neither the execution and delivery by the Company of the Underwriting Agreement or the Depositary Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Depositary Shares, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

AGNC Investment Corp.
September 14, 2022

    Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DJG